Exhibit 99.1

FOR IMMEDIATE RELEASE

February 1, 2005

Owens & Minor Reports Strong 6.6% Revenue Growth, and

12.8% Net Income Increase for 2004

Owens & Minor completes strategic acquisition in healthcare market

Richmond, VA....Owens & Minor (NYSE-OMI) ended 2004 with revenue of $4.53 billion, up 6.6 percent for the year ended December 31, 2004, compared to revenue of $4.24 billion in 2003. Net income for 2004 rose 12.8 percent to $60.5 million, while earnings per diluted common share (EPS) for the year were $1.53, an increase of $0.11, or 7.7 percent from 2003.

“In 2004 we again moved the company forward. Strong revenue and profit growth were complemented by a strong balance sheet,” said G. Gilmer Minor, III, chairman and chief executive officer of Owens & Minor. “Our strategic initiatives bore fruit. Our relationship with the Department of Defense (DOD) continues to grow and we are proud of our modest contribution of supplying our troops in an efficient and cost effective way.

“Our performance in 2004 earned us a 30.7 percent total return on our stock, outdistancing the S&P 500 by a wide margin and our peer group as well,” Minor said. “We increased our dividend 25.7 percent during the year to accent the confidence we have in our future. All in all, another great year, made possible by the greatest team in the world. Thanks, teammates! You did it again!”

Fourth Quarter Results

Revenue for the fourth quarter ended December 31, 2004, was $1.17 billion, up 5.2 percent from $1.11 billion reported in the fourth quarter of 2003. Fourth quarter 2004 had one less sales day than the fourth quarter of 2003, and adjusting for the difference in the number of sales days, revenue growth for the quarter was up 6.9 percent.

For the quarter, gross margin was 10.3 percent of revenue, compared to 10.1 percent in the previous year. This improvement was driven by higher sales of the company’s MediChoice® private label products, as well as key supplier initiatives. Selling, general and administrative expense (SG&A) for the fourth quarter was 7.5 percent of revenue, consistent with the fourth quarter of 2003.

For the quarter, operating earnings were affected by a $1 million software asset write-off (reported in other operating income and expense), and approximately $0.5 million in expense incurred in connection with the company’s evaluation of internal controls required under the Sarbanes-Oxley Act, including higher than expected audit fees and expenses for temporary personnel. Net income for the quarter was $15.4 million, up 7.2 percent compared to the prior year fourth quarter. Earnings per diluted common share for the quarter were $0.39, improved 8.3 percent from $0.36 for the fourth quarter a year ago.

Other 2004 Results

Gross margin for the year was 10.2 percent of revenue, compared to 10.3 percent in 2003. SG&A for 2004 held steady at 7.5 percent of revenue. Operating earnings for 2004 were 2.4 percent of revenue, compared to 2.5 percent in 2003.

“This was a strong revenue growth year for us, and a reflection of our close relationships with our customers,” said Craig R. Smith, president and chief operating officer of Owens & Minor. “We just completed our annual independent survey of customers, and found that 98 percent reported that they were satisfied with Owens & Minor and our service. Customers also commended our sales teammates, and gave our OMSolutionsSM team high marks for their professionalism. In 2004, we grew our business, invested in strategic initiatives, added new teammates, and still held expenses as a percent to revenue flat year-over-year, proving that we are efficiently leveraging our existing infrastructure.

“Our OMSolutionsSM team made progress this year, but did not hit its financial goals,” Smith continued. “However, OMSolutionsSM steadily gained new accounts throughout the year, and we added new programs and services through strategic acquisitions. The OMSolutionsSM team has also done a good job in working with our core business to help us land a number of competitive accounts. We remain fully committed to this effort.”

Asset Management

As for asset management, the company reported that days sales outstanding (DSO) as of December 31, 2004, improved to 26.5 days, compared to 27.8 days in 2003. Inventory turns were 9.6 for the fourth quarter of 2004, compared to 10.2 turns in the fourth quarter of 2003.

Cash flow from operations for the year was $58.7 million. Owens & Minor was a net user of cash in the fourth quarter of 2004, as has been the case in recent years. This year’s fourth quarter was affected by the timing of payments to vendors, an increase in accounts receivable, and inventory purchases to support new business.

Owens & Minor Acquires Access Diabetic Supply

Owens & Minor has acquired Access Diabetic Supply, LLC (Access), a Florida-based distributor of diabetic supplies. The acquisition complements Owens & Minor’s long-term strategy of expanding its market and customer base in healthcare. Access, with 2004 revenues of approximately $32 million, primarily markets blood glucose monitoring devices, test strips and other ancillary products used by people with diabetes for self-testing. The company also distributes products for certain other chronic disease categories.

“The acquisition of Access Diabetic Supply is timely as we move strategically toward our ultimate goal of following the patient home,” said Smith. “We are very excited about Access and look forward to working with the team to build upon the already successful business they have established.”

2005 Outlook

For 2005, the company anticipates it will report revenue growth in the 5 to 7 percent range, and diluted EPS in a range of $1.71 to $1.73 with stronger comparative earnings growth in the second half of 2005. This EPS guidance excludes the impact of a new accounting standard calling for the expensing of stock options, which is effective in 2005. Adoption of this standard is expected to reduce the annual diluted EPS guidance stated above by an estimated $0.03.

2004 Highlights

Strategic Acquisitions in 2004

•	Owens & Minor acquired 5nQ, a software company that developed an innovative software solution called QSightTM. Owens & Minor’s OMSolutionsSM team is using QSightTM to enhance its technology and service offering.

•	Owens & Minor acquired the assets of HealthCare Logistics Services (HLS), a small, California-based, healthcare consulting firm. The HLS team, widely recognized for leadership in supply chain consulting and management services, joined the OMSolutionsSM team.

Implementation of Integrated Service Center Model in 2004

•	Owens & Minor and Iowa Health System, Iowa’s largest integrated healthcare network, signed new five-year logistics agreement, under which Owens & Minor is providing third-party logistics services and traditional distribution through a dedicated integrated service center.

•	Owens & Minor signed an innovative, 42-month agreement with University of Utah Hospitals and Clinics (UUHC). Owens & Minor developed an integrated service center for UUHC, where it handles both traditionally distributed product and direct-from-manufacturer product.

Significant Awards

•	Owens & Minor was honored for its service to the U.S. military with the “Outstanding Readiness Support – Large Business” Award, given by the Defense Logistics Agency (DLA) in its annual Business Alliance Awards. Owens & Minor was cited for serving the U.S. military with extraordinary customer support, service and product delivery in a crisis situation, along with overall demonstrated excellence in on-time delivery, superior customer service, reliability, dependability, consistency and accuracy.

•	Owens & Minor and the Defense Supply Center Philadelphia (DSCP) Medical Directorate won the “In-Theatre Contractor-Military Collaboration” Award. Owens & Minor and the DSCP were praised for development, creation and successful implementation of the Medical Air Bridge (MAB), which Owens & Minor and the DSCP use to furnish medical and surgical supplies to deployed troops in Europe and the Middle East.

•	Owens & Minor won top honors in the category “Radical Data Warehousing/Business Intelligence in the Data Warehousing Institute’s 2004 Best Practices in Data Warehousing Awards.

•	Owens & Minor and its information technology partner, Perot Systems Corporation, were named as the 2004 “Best Partnership” in the distinguished Outsourcing Excellence Awards (formerly Editor’s Choice Awards).

Leadership Changes

•	The Owens & Minor board of directors appointed J. Alfred Broaddus, Jr., the former president of the Federal Reserve Bank of Richmond, to serve on the Owens & Minor board of directors. Broaddus, 65, will serve as a member of the Compensation & Benefits and Governance & Nominating Committees. Broaddus, who will stand for election to the board in 2005, served as president of the Federal Reserve Bank of Richmond from 1993 until July 31, 2004.

•	Henry A. Berling, executive vice president of Owens & Minor, retired after serving the company for 38 years. Berling served the company in a variety of roles, including sales and business development. Berling will remain a member of the Owens & Minor board of directors until the annual meeting of shareholders in April 2005.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is the leading distributor of national name-brand medical and surgical supplies and a healthcare supply chain management company. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate care locations, group purchasing organizations, the federal government and consumers. Owens & Minor provides technology and consulting programs that enable healthcare providers to maximize efficiency and cost-effectiveness in materials purchasing, improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. The company also has established itself as a leader in the development and use of technology. For news releases, or for more information about Owens & Minor, visit the company Web site at www.owens-minor.com.

Safe Harbor Statement

Except for the historical information contained herein, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These include the ability to assimilate the operations of an acquired business into the company, the potential loss of key personnel, intense competitive pressures, such as pricing, within the healthcare industry, the success of direct marketing programs in attracting new customers, the ability to retain existing customers, changes in customer order patterns, changes in healthcare laws and regulations, changes in government, including Medicare, reimbursement guidelines and private insurer reimbursement amounts, the ability to maintain product suppliers, product price increases by suppliers and other factors discussed from time to time in the reports filed by the company with the Securities and Exchange Commission. The company assumes no obligation to update information contained in this release.

# # # #

Conference Call Details

Owens & Minor will conduct a conference call on Wednesday, February 2, 2005 at 8:30 am (Eastern Time) to discuss fourth quarter and year-end 2004 results. The telephone number for the Owens & Minor conference call is 800-299-0148, with a passcode of “Owens & Minor.” The call will also be available by replay for five days by calling 888-286-8010, with access code: #29735579. The call will also be available as a webcast for 21 days through www.owens-minor.com.

Contact: Jeff Kaczka, SVP & Chief Financial Officer, 804-965-5896; Dick Bozard, VP & Treasurer, 804-965-2921; or Trudi Allcott, Manager, Investor Communications 804-935-4291

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Owens & Minor, Inc.

Consolidated Statements of Income (unaudited)

(in thousands, except ratios and per share data)

	Three Months Ended December 31,
	2004	% of revenue	2003(1)	% of revenue	% Fav(Unfav)
Revenue	$1,165,269	100.0%	$1,108,087	100.0%	5.2%
Cost of revenue	1,045,711	89.7	996,598	89.9	(4.9)

Gross margin	119,558	10.3	111,489	10.1	7.2
Selling, general and administrative expenses	87,955	7.5	82,682	7.5	(6.4)
Depreciation and amortization	3,687	0.3	3,917	0.4	5.9
Other operating (income) and expense, net	476	0.0	(1,373)	(0.1)	(134.7)

Operating earnings	27,440	2.4	26,263	2.4	4.5
Interest expense, net	2,883	0.2	3,015	0.3	4.4
Discount on accounts receivable securitization	—	—	176	0.0	100.0
Other income	—	—	(65)	(0.0)	100.0

Income before income taxes	24,557	2.1	23,137	2.1	6.1
Income tax provision	9,204	0.8	8,810	0.8	(4.5)

Net income	$15,353	1.3%	$14,327	1.3%	7.2%

Net income per basic common share	$0.39		$0.37
Net income per diluted common share	$0.39		$0.36

Weighted average shares - basic	39,195		38,713
Weighted average shares - diluted	39,800		39,336

	Year Ended December 31,
	2004	% of revenue	2003(1)	% of revenue	% Fav(Unfav)
Revenue	$4,525,105	100.0%	$4,244,067	100.0%	6.6%
Cost of revenue	4,061,806	89.8	3,807,665	89.7	(6.7)

Gross margin	463,299	10.2	436,402	10.3	6.2
Selling, general and administrative expenses	340,985	7.5	319,795	7.5	(6.6)
Depreciation and amortization	14,884	0.3	15,718	0.4	5.3
Other operating (income) and expense, net	(2,699)	(0.1)	(4,822)	(0.1)	(44.0)

Operating earnings	110,129	2.4	105,711	2.5	4.2
Interest expense, net	12,258	0.3	14,168	0.3	13.5
Discount on accounts receivable securitization	261	0.0	757	0.0	65.5
Distributions on mandatorily redeemable preferred securities	—	—	2,898	0.1	100.0
Other (income) and expense, net	—	—	89	0.0	100.0

Income before income taxes	97,610	2.2	87,799	2.1	11.2
Income tax provision	37,110	0.8	34,158	0.8	(8.6)

Net income	$60,500	1.3%	$53,641	1.3%	12.8%

Net income per basic common share	$1.55		$1.52
Net income per diluted common share	$1.53		$1.42

Weighted average shares - basic	39,039		35,204
Weighted average shares - diluted	39,668		39,333

(1)	Certain components of selling, general and administrative expenses and interest expense, net for the 2003 statement of income have been reclassified to cost of revenue and other operating income and expense, net in order to conform to the current presentation.

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Owens & Minor, Inc.

Consolidated Balance Sheets (unaudited)

(in thousands)

	December 31, 2004	December 31, 2003
Assets
Current assets
Cash and cash equivalents	$55,796	$16,335
Accounts and notes receivable, net	344,642	353,431
Merchandise inventories	435,673	384,266
Other current assets	28,365	27,343

Total current assets	864,476	781,375
Property and equipment, net	27,153	21,088
Goodwill	200,467	198,063
Other assets, net	39,737	45,222

Total assets	$1,131,833	$1,045,748

Current liabilities
Accounts payable	$336,326	$314,723
Accrued payroll and related liabilities	13,962	13,279
Deferred income taxes	33,581	24,003
Other accrued liabilities	46,662	43,627

Total current liabilities	430,531	395,632
Long-term debt	207,476	209,499
Deferred income taxes	451	2,350
Other liabilities	33,119	27,912

Total liabilities	671,577	635,393

Shareholders’ equity
Common stock	79,038	77,958
Paid-in capital	126,625	118,843
Retained earnings	263,646	220,468
Accumulated other comprehensive loss	(9,053)	(6,914)

Total shareholders’ equity	460,256	410,355

Total liabilities and shareholders’ equity	$1,131,833	$1,045,748

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Owens & Minor, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Year Ended December 31,
	2004	2003
Operating activities
Net income	$60,500	$53,641
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	14,884	15,718
Deferred income taxes	9,047	10,216
Provision for LIFO reserve	3,840	3,306
Provision for losses on accounts and notes receivable	1,155	2,778
Changes in operating assets and liabilities:
Accounts and notes receivable	7,656	(1,353)
Merchandise inventories	(55,247)	(35,737)
Accounts payable	8,076	52,626
Net change in other current assets and current liabilities	1,046	(14,976)
Other assets	1,478	6,036
Other liabilities	1,906	(394)
Other, net	4,313	3,043

Cash provided by operating activities	58,654	94,904

Investing activities
Additions to property and equipment	(13,253)	(6,597)
Additions to computer software	(4,941)	(11,054)
Net cash paid for acquisition of businesses	(3,288)	—
Proceeds from sale of land	1,820	—
Other, net	312	520

Cash used for investing activities	(19,350)	(17,131)

Financing activities
Repurchase of mandatorily redeemable preferred securities	—	(20,439)
Repurchase of common stock	—	(10,884)
Net payments on revolving credit facility	—	(27,900)
Cash dividends paid	(17,322)	(12,727)
Proceeds from exercise of stock options	5,263	4,672
Increase in drafts payable	13,500	2,500
Other, net	(1,284)	(21)

Cash provided by (used for) financing activities	157	(64,799)

Net increase in cash and cash equivalents	39,461	12,974
Cash and cash equivalents at beginning of period	16,335	3,361

Cash and cash equivalents at end of period	$55,796	$16,335

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Owens & Minor, Inc.

Financial Statistics (unaudited)

	Quarter Ended
(in thousands, except ratios and per share data)	12/31/2004	9/30/2004	6/30/2004	3/31/2004	12/31/2003
Operating results:
Revenue	$1,165,269	$1,134,387	$1,119,375	$1,106,074	$1,108,087

Gross margin(1)	$119,558	$114,850	$114,831	$114,060	$111,489
Gross margin as a percent of revenue(1)	10.3%	10.1%	10.3%	10.3%	10.1%

SG&A expense(1)	$87,955	$84,480	$84,533	$84,017	$82,682
SG&A expense as a percent of revenue(1)	7.5%	7.4%	7.6%	7.6%	7.5%

Operating earnings(1)	$27,440	$27,597	$27,654	$27,438	$26,263
Operating earnings as a percent of revenue(1)	2.4%	2.4%	2.5%	2.5%	2.4%

Net income	$15,353	$15,197	$15,325	$14,625	$14,327

Net income per basic common share	$0.39	$0.39	$0.39	$0.38	$0.37

Net income per diluted common share	$0.39	$0.38	$0.39	$0.37	$0.36

Accounts receivable:
Accounts and notes receivable, net	$344,642	$327,433	$329,049	$335,028	$353,431

Days sales outstanding	26.5	25.8	25.5	26.1	27.8

Inventory:
Merchandise inventories	$435,673	$428,551	$413,611	$395,053	$384,266

Average inventory turnover	9.6	9.6	10.0	10.2	10.2

Financing:
Debt	$207,476	$208,307	$207,032	$211,051	$209,499

Stock information:
Cash dividends per common share	$0.11	$0.11	$0.11	$0.11	$0.09

Stock price at quarter-end	$28.17	$25.40	$25.90	$25.30	$21.91

(1)	Certain components of selling, general and administrative expenses and interest expense, net for the 2003 statement of income have been reclassified to cost of revenue and other operating income and expense, net in order to conform to the current presentation.